Exhibit 99.1

Oct. 19, 2009

DTE Energy increases 2009 earnings guidance

Utilities Detroit Edison, MichCon dealing with challenging year

DETROIT — DTE Energy (NYSE:DTE) today announced increased earnings guidance for 2009 as the company’s continuous improvement program, one-time cost reductions, strong results from its non-utility operations and holding company tax benefits have contributed to stronger performance.

The company cautioned, however, that its Detroit Edison and MichCon utilities continue to face a challenging economic environment.

DTE Energy officials said at the company’s analyst meeting that 2009 operating earnings per share are expected in the $3.20 to $3.40 range, up from the previously stated $2.75 to $3.05.

“Despite our strong year-to-date performance, we are not out of the woods,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “Our utilities, in particular, face many challenges as we enter 2010 as a result of the weak Michigan economy. At the same time, the company is faced with significant federally-mandated environmental investments.”

Earley noted that the company’s employees have delivered more than $100 million in cost savings this year through its continuous improvement program, while also improving utility service reliability and customer service.

The business update today also included an early outlook for 2010 earnings and plans for long-term growth.

A package of slides with supplemental information will be available and archived on the company’s website at http://www.dteenergy.com/investors. Operating earnings exclude non-recurring items, certain timing-related items and discontinued operations.

Investors, the news media and the public may listen to a live internet broadcast of the analyst meeting from 12:30 to 4 p.m. today at www.dteenergy.com. Investors and others also may listen to the meeting by dialing (888) 373-5705 or (719) 457-3840 and using passcode 279851. The webcast will be archived on the DTE Energy website at www.dteenergy.com.

DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan and other non-utility, energy businesses focused on gas pipelines and storage, coal transportation, unconventional gas production and power and industrial projects. Information about DTE Energy is available at dteenergy.com.

Use of Operating Earnings Information — In this release, DTE Energy discusses 2009 operating earnings guidance. It is likely that certain items that impact the company’s 2009 reported results will be excluded from operating results. Reconciliations to the comparable 2009 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.

Many factors may impact forward-looking statements including, but not limited to, the following: the length and severity of ongoing economic decline; changes in the economic and financial viability of our customers, suppliers, and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; high levels of uncollectible accounts receivable; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; potential for continued loss on investments, including nuclear decommissioning and benefit plan assets; the timing and extent of changes in interest rates; the level of borrowings; the availability, cost, coverage and terms of insurance and stability of insurance providers; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements that could include carbon and more stringent mercury emission controls, a renewable portfolio standard, energy efficiency mandates, and a carbon tax or cap and trade structure; nuclear regulations and operations associated with nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations and the impact of collective bargaining agreements; unplanned outages; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; the effects of competition; the uncertainties of successful exploration of gas shale resources and challenges in estimating gas reserves with certainty; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and binding arbitration, litigation and related appeals. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements refer only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This presentation should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s and Detroit Edison’s 2008 Forms 10-K and 2009 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.

#    #    #

For further information, members of the media may call:

Scott Simons (313) 235-8808
Lorie N. Kessler (313) 235-8807

Analysts, for further information:

Dan Miner (313) 235-5525
Lisa Muschong (313) 235-8505